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                   Sullivan & Worcester LLP   T 202 775 1200
                   1666 K Street, NW          F 202 293 2275
                   Washington, DC 20006       www.sandw.com

                                          March 10, 2006

Strategic Equity Portfolio
The Travelers Series Trust
One Cityplace
Hartford, Connecticut 06103

FI Large Cap Portfolio
Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, Massachusetts 02116

    Re:  Acquisition of Assets of Strategic Equity Portfolio
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Ladies and Gentlemen:

   You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

                          Parties to the Transaction
                          --------------------------

   Strategic Equity Portfolio ("Target Fund") is a series of The Travelers Series Trust, a Massachusetts business trust (the "Target Trust").

   FI Large Cap Portfolio ("Acquiring Fund") is a series of Metropolitan Series Fund, Inc., a Maryland corporation (the "Acquiring Company").

                      Description of Proposed Transaction
                      -----------------------------------

   In the proposed transaction (the "Reorganization"), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of all of the liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

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Strategic Equity Portfolio
FI Large Cap Portfolio
March 10, 2006
Page 2

                        Scope of Review and Assumptions
                        -------------------------------

   In rendering our opinion, we have reviewed and relied on the prospectus/proxy statement to be dated on or about March 9, 2006 and submitted to the Securities and Exchange Commission on or about March 10, 2006 (the "Prospectus"), which describes the proposed transactions, on the form of Agreement and Plan of Reorganization between the Acquiring Company with respect to Acquiring Fund and the Target Trust with respect to Target Fund which is Appendix A-2 to the Prospectus (the "Reorganization Agreement"), and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the transaction. We further assume that the transaction will be carried out as described in the Prospectus and in accordance with the Reorganization Agreement.

                                Representations
                                ---------------

   Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

                                   Opinions
                                   --------

   Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

   1. The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of all of the liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the separate accounts as shareholders of Target Fund in liquidation of Target Fund will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and Acquiring Fund and Target Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

   2. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of all of the liabilities of Target Fund.

   3. No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of all of the liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the separate accounts as shareholders of Target Fund in exchange for their Target Fund shares.

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Strategic Equity Portfolio
FI Large Cap Portfolio
March 10, 2006
Page 3

   4. The separate accounts as shareholders of Target Fund will recognize no gain or loss upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

   5. The aggregate tax basis of the Acquiring Fund shares received by each separate account as a shareholder of Target Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such separate account shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each separate account as a shareholder of Target Fund will include the period during which the Target Fund shares exchanged therefor were held by such separate account shareholder, provided the Target Fund shares were held as a capital asset on the date of the Reorganization.

   6. The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

   7. Acquiring Fund will succeed to and take into account capital loss carryovers, if any, of Target Fund described in section 381(c) of the Code. Acquiring Fund will take any capital loss carryovers into account subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

   The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.6 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,

                                                  /s/ Sullivan & Worcester LLP
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                                                  SULLIVAN & WORCESTER LLP